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                                                                    EXHIBIT 12.1

     THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY and SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


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                                                                                Six Months Ended
                                                                                     June 30,
                                                                        -----------------------------------
                                                                                 2000                  1999
                                                                        -------------        --------------
Earnings:

  Pre-tax income                                                               $  837                $  815

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                              154                   151

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                                        84                    93

    Distributed income of investees
      accounted for under the equity method                                        45                     -

    Amortization of capitalized interest                                            3                     2

  Less:  Undistributed equity in earnings
             of investments accounted for
             under the equity method                                                9                     9
                                                                        -------------        --------------

  Total earnings available for fixed charges                                   $1,114                $1,052
                                                                        =============        ==============

Fixed charges:

  Interest and fixed charges                                                   $  158                $  157

  Portion of rent under long-term operating
    leases representative of an interest factor                                    84                    93
                                                                        -------------        --------------
  Total fixed charges                                                          $  242                $  250
                                                                        =============        ==============

Ratio of earnings to fixed charges                                              4.60x                 4.21x
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